Exhibit 99.1

AÉROPOSTALE RAISES FIRST QUARTER EARNINGS GUIDANCE

Expects First Quarter Earnings of $0.12 to $0.13 Per Diluted Share,
Versus Previously Issued Guidance of $0.08 to $0.10 Per Diluted Share

New York, New York – May 3, 2012 – Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, raised its earnings guidance for the first quarter.

For the first quarter of fiscal 2012 net sales increased 6% to $497.4 million, from $469.2 million in the year ago period. Comparable sales, including the e-commerce channel, for the first quarter increased 2%, compared to a 5% decrease last year.  Same store sales, excluding the e-commerce channel, for the first quarter were essentially flat, compared to a 7% decrease last year.

Thomas P. Johnson, Chief Executive Officer, commented, "During the quarter we continued to make solid progress with our strategic initiatives. We infused newness into our merchandise assortment and amplified our fashion message to our consumer.”

Based on the better than expected performance for the quarter, the Company now expects first quarter earnings in the range of $0.12 to $0.13 per diluted share, versus its previously issued guidance range of $0.08 to $0.10 per diluted share.

The Company expects to announce first quarter earnings on Thursday, May 17, 2012 at 4:15 PM (EDT).

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, trend-right merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores , in certain Aéropostale® stores including our Times Square store in New York City and online at www.ps4u.com. The Company currently operates 916 Aéropostale stores in 50 states and Puerto Rico, 69 Aéropostale stores in Canada and 81 P.S. from Aéropostale stores in 21 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.